Exhibit 4.2
FURNITURE BRANDS INTERNATIONAL, INC.
AMENDMENT
DATED AS OF AUGUST 3, 2009
TO
RIGHTS AGREEMENT
DATED AS OF JULY 30, 1998,
AS AMENDED AS OF JULY 10, 2008

          This AMENDMENT, dated as of August 3, 2009 (the “Amendment”), to the Rights Agreement, dated as of July 30, 1998, as amended as of July 10, 2008 (the “Rights Agreement”), by and between Furniture Brands International, Inc., a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).
RECITALS
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
     WHEREAS, the Company and the Rights Agent are entering into a new stockholders rights agreement (the “2009 Rights Agreement”);
     WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders that the 2009 Rights Agreement supersede the Rights Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in order to shorten or lengthen any time period thereunder or to change or supplement the provisions thereunder in any manner which the Company may deem necessary or desirable;
     WHEREAS, pursuant to resolutions adopted on August 2, 2009, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company desires to evidence such amendment in writing;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. Amendment of Section 1.
     (a) Section 1 of the Rights Agreement is supplemented and amended by adding the following definition in the appropriate location therein:
     “2009 Rights Agreement” shall mean the Stockholders Rights Agreement to be entered into by the Company and the Rights Agent, as may be amended from time to time, which is intended to continue the protections of this Rights Agreement and to protect certain tax attributes of the Company such as the Company’s ability to carry forward net operating losses.
     2. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended to read in its entirety as follows:
     (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the stockholder services office of the Rights Agent or such office designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised, at or prior to the close of business on the Expiration Date. The “Expiration Date”, as used in this Rights Agreement, shall be the earliest of (i) the time at which the Rights are redeemed as provided in Section 23 hereof, (ii) the time at which the Rights are exchanged as provided in Section 24 hereof, or (iii) August 3, 2009 (which is the Rights Dividend Declaration Date under the 2009 Rights Agreement). The “Final Expiration Date”, as used in this Rights Agreement, shall be August 3, 2009.
     3. Amendment of Section 29. Section 29 of the Rights Agreement is amended by adding the following sentence at the end thereof:
Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the execution, delivery or approval of the 2009 Rights Agreement.
     4. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.
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     IN WITNESS WHEREOF, the undersigned have caused this amendment to be duly executed, all as of the date first above written.

FURNITURE BRANDS INTERNATIONAL, INC.
By	/s/ Jon D. Botsford
	Name:	Jon D. Botsford
	Title:	Senior Vice President, General Counsel & Corporate Secretary

AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC, as Rights Agent
By	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

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